COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT IN EACH
    PORTFOLIO OF THE DREYFUS - WILSHIRE TARGET FUNDS, INC.
    AND THE WILSHIRE 5000 INDEX

     EXHIBIT A:
     ______________________________________________________
    |       |        |       |         |         |         |
    |       | SMALL  |LARGE  |         |WILSHIRE |         |
    |PERIOD |  CO.   |  CO.  |SMALL CO.|  5000   |LARGE CO.|
    |       | GROWTH | VALUE |  VALUE  | INDEX * | GROWTH  |
    |-------|--------|-------|---------|---------|---------|
    |9/30/92| 10,000 |10,000 |  10,000 |  10,000 |  10,000 |
    |8/31/93| 12,850 |12,293 |  11,972 |  11,702 |  10,246 |
    |8/31/94| 13,519 |11,850 |  11,971 |  12,261 |  10,895 |
    |8/31/95| 16,633 |14,098 |  13,388 |  14,953 |  13,474 |
    |--------------------------------------------|---------|



     *Source: Wilshire Associates, Incoporated